Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Sonos, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(c) and 457(h)	7,385,232 (2)	$15.720 (3)	$116,095,847.04	0.0001476	$17,135.75
Equity	Common stock, $0.001 par value per share	Rule 457(c) and 457(h)	2,954,093 (4)	$13.362 (5)	$39,472,590.67	0.0001476	$5,826.16
Total Offering Amounts					$155,568,437.71		-
Total Fee Offsets (6)							-
Net Fee Due							$22,961.91

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) shall also cover any additional shares of the common stock of Sonos, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)

Represents additional shares of the Registrant’s common stock automatically reserved and available for issuance under the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”) resulting from the annual “evergreen” increase in the number of authorized shares reserved and available for issuance under the 2018 Plan on January 1 of each of 2019 through 2028. The annual increase is equal to the lesser of (a) 5% of the number of shares of the Registrant’s common stock and common stock equivalents issued and outstanding on each December 31 immediately prior to the date of increase and (b) such number of shares determined by the Registrant’s board of directors.

(3)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $15.720 was computed by averaging the high ($15.890) and low ($15.535) prices of a share of the Registrant’s common stock as reported on The Nasdaq Global Select Market on February 1, 2024.

(4)

Represents additional shares of the Registrant’s common stock automatically reserved and available for issuance under the Registrant’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”) resulting from the annual “evergreen” increase in the number of authorized shares reserved and available for issuance under the 2018 ESPP on January 1 of each of 2019 through 2028. The annual increase is equal to 2% of the number of shares of the Registrant’s common stock and common stock equivalents issued and outstanding on each December 31 immediately prior to the date of increase; provided, that the Registrant’s board of directors or its compensation committee may in its sole discretion reduce the amount of the increase in any particular year.

(5)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is equal to 85% of $15.720, which was computed by averaging the high ($15.890) and low ($15.535) prices of a share of the Registrant’s common stock as reported on The Nasdaq Global Select Market on February 1, 2024. Under the 2018 ESPP, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant’s common stock on the offering date or the purchase date, whichever is less.

(6)	The Registrant does not have any fee off-sets.